SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 10/31/05
FILE NUMBER 811-05426
SERIES NO.: 18

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A                      9,291
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B                      1,450
              Class C                      1,832
              Class R                        129
              Institutional Class          1,359

74V.     1.   Net asset value per share (to nearest cent)
              Class A                  $   13.67
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B                  $   13.50
              Class C                  $   13.50
              Class R                  $   13.64
              Institutional Class      $   13.76